Exhibit 99.1
FORUM ENERGY TECHNOLOGIES, INC.
INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT
This Inducement Restricted Stock Unit Agreement (this “Agreement”) is made as of the 4th day of January, 2024 (the “Date of Grant”), between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and     (the “Employee”).
1.    AWARD. The Employee is hereby awarded number of units restricted stock units (the “RSUs”) evidencing the right to receive an equivalent number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to certain restrictions thereon and the Committee’s ability to elect to cash-settle such RSUs in its sole discretion pursuant to Section 4. The RSUs are granted outside of the Forum Energy Technologies, Inc. 2016 Second Amended and Restated Stock and Incentive Plan (the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the RSUs were granted under the Plan. The RSUs are an inducement material to Employee’s employment with the Company Group (as defined below) within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual, and are being granted in respect of services to be rendered by the Employee to the Company Group as of and following the Date of Grant. The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of RSUs shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given to them in the Plan. The Company’s obligations under the RSUs shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under the RSUs.
2.    FORFEITURE RESTRICTIONS AND ASSIGNMENT.
(a)    Restrictions. The RSUs may not be sold, assigned, alienated, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and except as otherwise provided in Section 3, in the event of the Employee’s termination of employment for any reason whatsoever, the Employee shall, for no consideration, forfeit all unvested RSUs and such unvested RSUs shall be cancelled. The obligation to forfeit unvested RSUs upon termination of employment as provided in the preceding sentence is herein referred to as the “Forfeiture Restrictions.”
(b)    Lapse of Forfeiture Restrictions. Provided that the Employee has been continuously employed by the Company or any of its Affiliates (collectively, the “Company Group”) from the Date of Grant through the second anniversary of the Date of Grant (such date, the “Vesting Date”), the Forfeiture Restrictions shall lapse and the RSUs shall otherwise become vested in full. Except as otherwise provided in Section 3, any RSUs with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 2(b) shall be cancelled and forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.
3.    DEATH OR DISABILITY. If the Employee dies or becomes Disabled (as defined below) prior to the Vesting Date, then a pro rata portion of the unvested RSUs shall become vested as of the date of the Employee’s death or Disability, as applicable. Such pro rata amount shall equal the total RSUs granted hereunder multiplied by a fraction, the numerator of which shall be the number of months (not including any partial months) that have elapsed for the period beginning on the Date of Grant and ending on the date of the Employee’s death or Disability, as applicable, and the denominator of which shall be the number of months for the period beginning on the Date of Grant and ending on the Vesting Date. Any remaining unvested RSUs shall be cancelled and forfeited. The shares of Common Stock in respect of the vested

RSUs shall be issued to the Employee within thirty (30) days after the Employee’s death or Disability, as applicable. For purposes of this Section 3, an Employee shall become “Disabled” or have a “Disability” on the date that the Employee becomes eligible for long-term disability benefits pursuant to the Company Group’s long-term disability plan.
4.    SETTLEMENT. Except as otherwise provided in Section 2 or 3, settlement of RSUs shall be made no later than 15 days after the lapse of Forfeiture Restrictions. Settlement will be made by issuance of shares of Common Stock, unless the Committee determines, in its sole discretion to cash-settle the RSUs. In such event, settlement will be made by delivery to the Employee of a lump sum cash payment equal to the product of (i) the Fair Market Value per share of Common Stock on the applicable Vesting Date (or the most-recently-completed trading day preceding the Vesting Date if the Vesting Date is not a trading day), multiplied by (ii) the number of RSUs vesting on such Vesting Date. The Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.
5.    SHAREHOLDER RIGHTS. The Employee shall have no rights to dividends, voting rights or any other rights of a shareholder with respect to shares of Common Stock subject to this award of RSUs unless and until such time as the award has been settled by the issuance of shares of Common Stock to the Employee. The Employee shall have the right to receive dividend equivalents in the form of additional RSUs as of each dividend payment date in respect of which dividends are paid on the shares of Common Stock. The amount of such dividend equivalents shall be computed by dividing (i) the amount obtained by multiplying the amount of the dividend declared and paid per share of Common Stock by the number of RSUs held by the Participant on the record date for the payment of such dividend, by (ii) the Fair Market Value at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places. Any such dividend equivalents shall be subject to the same conditions (including Forfeiture Restrictions) as the RSUs in respect of which the dividend equivalents were granted. If any calculation with respect to such dividend equivalents would result in a fractional share, the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.
6.    CORPORATE ACTS. The existence of the RSUs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of RSUs pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions.
7.    WITHHOLDING OF TAX. To the extent that the settlement of RSUs and associated dividend equivalents results in compensation income or wages to the Employee for federal, state, local or foreign tax purposes, the Company shall withhold an appropriate number of shares of Common Stock (or equivalent cash amount), having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the applicable federal, state, local and foreign tax withholding obligation with respect to the settled RSUs. The settlement of the RSUs as described in Section 4 and dividend equivalents described in Section 5 will be net of such amount that is withheld to satisfy applicable taxes pursuant to this Section 7. In lieu of withholding of shares of Common Stock, the Committee may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. The Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the RSUs, the lapse of any Forfeiture Restrictions or the issuance of shares of Common Stock pursuant thereto, or the forfeiture of any RSUs pursuant to the Forfeiture Restrictions.
8.    EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of the Company Group. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company Group at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company Group or affect in any way the right of the Company Group to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company Group for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
9.    BINDING EFFECT; SURVIVAL. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
10.    AMENDMENT. Any modification of this Agreement be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company.
11.    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.
FORUM ENERGY TECHNOLOGIES, INC.
By:
Neal Lux
President and CEO
EMPLOYEE

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